UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 27, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

__________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

Effective February 27, 2008, Franklin Credit Management Corporation (the “Company”) entered into $725 million (notional amount) of fixed-rate interest rate swaps in order to effectively stabilize the future interest payments on a portion of its interest-sensitive borrowings.

The swaps are for periods ranging from one to four years, are non-amortizing, are in effect for the respective full terms of each swap agreement and are at fixed rates. These swaps will reduce the Company’s exposure to future increases in interest costs on a portion of its borrowings due to increases in the 30-day London Interbank Offered Rate (“Libor”). The interest rate swaps were executed with the Company’s lead lending bank, and are for the following terms: $220 million notional amount for one year at a fixed rate of 2.62%; $390 million notional amount for two years at a fixed rate of 2.79%; $70 million notional amount for three years at a fixed rate of 3.11%; and $45 million notional amount for four years at a fixed rate of 3.43%.

Under these swap agreements, the Company will make interest payments to its lead lending bank at fixed rates and will receive interest payments from its lead lending bank on the same notional amounts at variable rates based on Libor. The Company pays interest on its interest-sensitive borrowings based on one month Libor plus applicable margins. Accordingly, the Company has established a fixed rate plus applicable margins on $725 million of its borrowings for the next year, $505 million for two years, $115 million for three years and $45 million for four years. The one-month Libor rate was 3.12% at the time the swaps were executed.

On March 4, 2008, the Company issued a press release announcing, among other things, its entry into these agreements.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 4, 2008, entitled “Franklin Credit Announces Hedge Agreements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                FRANKLIN CREDIT MANAGEMENT CORPORATION

                By: /s/ Paul D. Colasono
               Name: Paul D. Colasono
               Title:   Chief Financial Officer and
             Executive Vice President

Date:  March 4, 2008